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                                                                     EXHIBIT 2.2

                               ARTICLES OF MERGER
                                       OF
                  SPORTSOFT GOLF, INC. (A DELAWARE CORPORATION)
                                  WITH AND INTO
             GOLF SOCIETY OF THE U.S., INC. (A FLORIDA CORPORATION)

         Pursuant to the General Corporate Law of the State of Delaware the undersigned corporation DOES HEREBY CERTIFY:

         FIRST: That SPORTSOFT GOLF, INC., a Delaware corporation shall be merged with and into GOLF SOCIETY OF THE U.S., INC., a Florida corporation. SPORTSOFT GOLF, INC. and GOLF SOCIETY OF THE U.S., INC. are sometimes hereinafter collectively referred to as the "Constituent Corporations."

         SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

         THIRD: That the name of the surviving corporation of the merger is GOLF SOCIETY OF THE U.S., INC., a Florida corporation.

         FOURTH: That the Articles of Incorporation of GOLF SOCIETY OF THE U.S., INC., a Florida corporation, which is the surviving corporation, shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

         FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1291 S.W. 29th Avenue, Pompano Beach, FL 33069.

         SIXTH: That a copy of the Agreement of Merger will be furnished, on request and without cost, to any stockholder of any Constituent Corporation.

         SEVENTH: That GOLF SOCIETY OF THE U.S., INC. survives the merger and may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent Delaware corporation as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of
Section 262 of the General Corporation Law of Delaware, and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Delaware is 1291 S.W. 29th Avenue, Pompano Beach, FL 33069, until the surviving corporation shall have hereafter designated in writing to the said Secretary of State a different address for such purpose.




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Signed this 27th day of February, 2001.


                                          SPORTSOFT GOLF, INC.
                                          a Delaware corporation



                                          By: /s/ Alfred R. Paliani
                                              ----------------------------------
                                              Alfred R. Paliani, President



                                          GOLF SOCIETY OF THE U.S., INC.,
                                          a Florida corporation



                                          By: /s/ Randy S. Selman
                                              ----------------------------------
                                              Randy S. Selman, President





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